EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made this 8th day of September, 2014, by and between XZERES CORP., a Nevada corporation (the "Company") having its principal place of business at 9025 SW Hillman Court, Suite 3126, Wilsonville, OR 97070 and R. MICHAEL WILLIAMS (the "Executive") residing at 13931 SW Aerie Drive, Tigard, OR 97223.

RECITALS

A.                Company is engaged in the business of designing, manufacturing, selling and servicing power factor correction devices and wind energy generation systems and accessories.

B.                 Company desires to hire Executive, and Executive desires to accept such employment.

C.                 Company and Executive wish to enter into this Employment Agreement that describes the terms and conditions of employment with immediate effect. Whereas the Executive has agreed to be employed by the Company as its Chief Financial Officer (CFO), with direct management of finance and accounting. The Executive shall perform such additional duties or different duties from time to time as assigned by the Chief Executive Officer, consistent with the general level and type of duties and responsibilities associated with the position of CFO. The Executive shall directly report to the Chief Executive Officer.

AGREEMENT

In consideration of the foregoing recitals, and for other consideration, the receipt and sufficiency of which each hereby acknowledges Company and Executive agree as follows:

1.                  Employment. Company agrees to employ Executive and Executive agrees to serve the Company, on the terms and conditions contained in this Agreement.

2.                  Duties. Executive shall perform such duties as describe in Section C. In carrying out Executive’s duties under this Agreement, Executive shall observe the policies, standards and regulations of the Company. Executive shall devote Executive’s full business time, attention, energies, and skills exclusively to the performance of Executive’s duties and responsibilities for and on behalf of the Company to the best of Executive’s abilities and in the best interests, and for the exclusive benefit, of the Company.

3.                  Compensation and Other Benefits. In consideration of the services to be rendered by Executive to the Company, Company shall pay Executive compensation and other benefits as described in Exhibit A, including, without limitation, Executive’s Offer Letter and the Company’s compensation policies. Executive’s compensation may be amended from time to time by Company in its sole discretion.

4.                  At Will Employment. This Agreement has no specified term. Either party may terminate this Agreement at will and such termination shall be without liability for breach of express or implied contract.

5.                  Return of Company Property and Files. Upon the termination of this Agreement, or whenever requested by Company, Executive shall immediately deliver to Company all Company documents, files, specifications, information, customer information, customer lists, or other items in Executive’s possession or under his control that are the property of Company.

6.                  Confidentiality.

A. For purposes of this section, “Confidential Information” shall mean all information known by Executive to be treated as confidential by Company, any other information designated by the Company as “confidential,” and all information that relates to the business, products, services, technology, customers, finances, employees, consultants, plans, proposals, or practices of the Company, including but not limited to cost information, customer lists, plans for new products and/or services, research and development information, inventions, marketing strategies, and financial data, budgets, and projections.

B. Executive agrees:

(1) To hold all Confidential Information in strictest confidence and not use any Confidential Information in any manner directly or indirectly detrimental to the Company;

(2) Not to disclose any Confidential Information to any third party except as specifically authorized in writing by the Managing Member of Company;

(3) Not as a result of Confidential Information obtained from Company, to (i) divert or attempt to divert any business, customer or prospective customer of the Company, or (ii) employ or attempt to employ or divert any employees, contractors, prospective contractors, vendors, or prospective vendors of the Company; and

(4) Not to use, directly or indirectly, any Confidential Information for any purpose other than for the benefit of the Company and in the performance of Executive’s duties under this Agreement.

C. This obligation shall survive the termination of this Agreement.

7.                  Writings. Company shall own all right, title and interest in any writings or other materials written or produced by Executive or under Executive’s supervision (whether alone or with others) that relate in any manner to, or which are capable of being used in, Company’s existing or contemplated business (including, without limitation, work for or by Company’s customers) (the “Writings”), and all copyrights, common law and statutory in the United States and foreign countries, pertaining to such Writings.

8.                  Assignment of Patents, Improvements and Discoveries. Executive hereby assigns to Company all of Executive’s right, title and interest in any improvement, invention and discovery, whether patentable or not, conceived or reduced to practice by Executive while performing services for Company that relate in any manner to, or which are capable of being used in, the existing business of Company or its customers (including, without limitation, work for or by company’s customers).

9.                  Non-Solicitation. During the term of this Agreement, and for a period of two (2) years after the termination of this Agreement for any reason, Executive agrees that he (i) shall not in any capacity, either separately, jointly or in association with others, directly or indirectly, and will not assist anyone else, to solicit or otherwise contact any of the Company’s customers or prospects that were customers or prospects of the Company at any time prior to termination of this Agreement if such solicitation or contact is for the purpose, directly or indirectly, of selling products that satisfy the same general needs as any products that the Company had available for sale or planned to make available for sale to its customers or prospects prior to the termination of this Agreement; and (ii) will not in any capacity, either separately, jointly or in association with others, directly or indirectly, and will not assist anyone else, to hire or retain any employee of the Company or seek to persuade any employee of the Company to discontinue employment to become employed in any business which is directly or indirectly in competition with the Company’s business, nor seek to persuade any independent contractor, supplier, trade creditor, vendor, licensor or licensee of the Company to discontinue his or her relations with the Company.

10.              Equitable Relief; Other Remedies. Executive acknowledges and agrees it would be difficult to measure damage to Company from any breach by Executive of this Agreement and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive shall directly or indirectly breach or take steps preliminary to breaching this Agreement, Company shall be entitled, in addition to all other remedies it may have at law or equity, to an injunction or other appropriate orders or equitable relief to restrain any such breach, without showing or proving any actual damage sustained by Company. Executive further agrees that, for any period in which Executive’s breach of any provision of this Agreement has not been enjoined, Company shall be entitled, upon proof of same, to actual and consequential damages caused by such breach, including, but not limited to, loss of business relationship, loss of good will and loss of prospective business advantage.

11.              Informing Third Parties. In addition to any other remedy available to Company, Company may inform any person or entity (and the principals thereof) that Company reasonably believes to be, or to be contemplating, participating with Executive or receiving from Executive assistance in violation of the terms of this Agreement, that participation by any such entity or persons with Executive and activities in violation of this Agreement may give rise to claims by the Company against such entity or persons.

12.              Tolling. In the event that Executive breaches any provision of this Agreement, the two-year period set forth in section 9 of the Agreement shall be tolled and suspended during any period of the Executive’s breach.

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13.	Termination.

A.                Termination by Either Party. As the relationship between the parties is employment at will, either party may terminate this Agreement for any reason, or for no reason at all.

B.                 Termination for Cause. In addition to the provisions of Section 13(A), the employment of Executive by Company may be terminated for cause upon the occurrence of any one of the following events: a) Executive violates a state or federal criminal law involving commission of a felony or a crime against the Company or any related entity; b) Executive engages in misrepresentation, deception, fraud, or dishonesty in the performance of his duties; c) Executive commits any act which constitutes willful misconduct or gross negligence in the performance of his duties; d) Executive fails to perform any material agreement between Executive and Company, including this Agreement, or any failure by Executive to comply with reasonable policies, procedures, directives or expectations of Company; e) Executive fails to perform any of his duties or responsibilities in a professional manner; or f) lack of sufficient work for Executive to perform (as determined in Company’s sole discretion).

14.              Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and assigns. However, this Agreement is personal to Executive and Executive shall not assign this Agreement.

15.              Merger. This Agreement embodies the entire agreement of Company and Executive. There are no promises, terms, conditions or obligations other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, and agreements, verbal or written, between Company and Executive.

16.              Amendment. This Agreement shall not be amended except in writing subscribed to and signed by Company and Executive.

17.              Governing Law, Arbitration and Venue. This Agreement shall be governed and construed in accordance with the laws of the state of Oregon. If any controversy or claim arising out of this Agreement or the parties' relationship cannot be settled, the controversy or claim, whether legal or equitable in nature, including the remedy of rescission, shall be resolved by submission of the dispute to binding arbitration through the “Fast Track” program of the Arbitration Service of Portland or such other binding arbitration as the parties mutually agree to, provided that the arbitration hearing, if any, must take place in Portland, Oregon. The parties agree that the arbitrator shall have the power to adjudicate all equitable claims and remedies, including but not limited to injunctive relief. The decision of the arbitrator or arbitrators shall not be subject to appeal.

18.              Waiver. Any right or obligation created by this Agreement may be waived only by written notice to the other party, signed by the party entitled to enforce such right or obligation. Such waiver shall not limit the enforcement of the right or obligation or any successive occasion or the enforcement of any other provision of this Agreement.

19.              Notices. Notices required hereunder shall be sent to the parties hereto at the address listed below or such other address as the parties may reasonably request, provided that concurrently with the sending of any such notice to Company a copy thereof be sent to:

__________________________ __________________________ __________________________ __________________________	__________________________ __________________________ __________________________ __________________________

All notices shall be in writing and sent by registered or certified mail, return receipt requested or given by hand delivery and shall be deemed given on receipt.

20.              Authority. Executive represents and warrants that he has the authority to enter into this Agreement and that he is free to enter into this Agreement. Executive represents and warrants that his performance of services for Company does not violate the terms of any agreement between Executive and any third party.

21.              Severability. The agreements and covenants contained in this Agreement are severable, and in the event any of the agreements and covenants contained in this Agreement should be held to be invalid by an arbitrator or by any court or tribunal of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements and covenants were not contained herein; provided, however, that if in any legal proceeding an arbitrator or a court shall hold unenforceable the covenants contained in this Agreement by reason of their geographic extent or duration or otherwise, any such covenant shall be reduced in scope to the extent required by law and enforced in its reduced form.

22.              Company’s Discretion Regarding Executive’s Compensation. Notwithstanding any other provision of this Agreement, Company retains the right to issue and amend, in its sole discretion, commission plans and other policies, rules or edicts regarding compensation payable to Executive.

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Dated and agreed to as of the date first above written.

XZERES CORP. By: /s/ Authorized Signatory Title: _________________________________	EXECUTIVE By: /s/ Michael Williams Name: Michael Williams (print name)

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EXHIBIT “A”

Title: Chief Financial Officer

A.	Base Salary and Options: Executive will be paid an annual base salary of $135,000, payable on a bi-weekly basis. Executive will also be issued 200,000 XZERES Corp Stock Options with a strike price of $.35 per share. The Options will be vested over a 48 month period with 12 month cliffs (25% vested per each 12 month period) and other parameters at the discretion of the Board and in accordance with the XZERES Corp 2010 Stock Option Plan.
Year	Vested Options
1	50,000
2	100,000
3	150,000
4	200,000

B.	Bonus Incentives:

Bonus Incentive Benchmark’s – Per company forecast provided to senior lender

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Exhibit B—Exceptions

All exceptions are subject to revision at any time without notice at the discretion of the Company, which will notify the Executive of any change in writing. From time to time, Executive may propose additional exceptions or changes to exceptions which will be added to this list by mutual agreement in writing.

Section 7: Writings

Presentations on content outside of Company current or contemplated areas of business when performed outside the scope of employment duties. Any public publication or presentation on areas within the Company’s current or contemplated areas of business must be approved by Company prior to any public disclosure.

C.	Vacation:

Executive will be granted two (2) weeks of paid vacation upon the start of his employment and earn an additional two (2) weeks of paid vacation for each twelve (12) month period of employment, up to the annual maximum allowed until the company's standard policy dictates a greater rate.  Executive will be granted an additional two (2) weeks of vacation after six months and eighteen (18) months of employment.  Executive agrees that, for any reason within the first two (2) years of employment, if he resigns his position two (2) weeks of pay will be deducted from his final compensation.

Vacation shall be taken at such times as are consistent with Executive's responsibilities.  No more than two (2) weeks of accumulated vacation time may be carried over from one twelve (12) month period to the next.

  Special Acknowledgements

Change of Control:

  Should a “Change of Control” of the company occur as defined in the securities market, then all issued Incentive Stock Options which remain unvested at the time of this occurrence would receive accelerated vesting to one-hundred (100) per cent.

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